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                                  EXHIBIT 99.1




CONTACT:
Susan Griffin                                           Karen Gobler
Manager of Investor Relations                           Media Relations
Lightbridge, Inc.                                       Lightbridge, Inc.
781-359-4854                                            781-359-4705
sgriffin@lightbridge.com                                kgobler@lightbridge.com


             LIGHTBRIDGE COMMENTS ON THIRD QUARTER FINANCIAL OUTLOOK

BURLINGTON, MASS. - OCTOBER 2, 2001 - Lightbridge, Inc. (Nasdaq: LTBG), a global provider of mobile business solutions, today announced that it anticipated third quarter revenue will fall short of previous expectations due primarily to a decline in software sales. The Company expects to report revenues for the three months ended September 30, 2001 in the range of approximately $38.8 million to $39.5 million. Diluted earnings per share are expected between $0.08 and $0.10. In July, the Company provided guidance that it anticipated revenues for the third quarter of 2001 to be in the range of $41.0 million to $43.0 million, with diluted earnings per share between $0.14 and $0.16. For the third quarter of 2000, Lightbridge reported net income of $6.3 million, or $0.21 per share on revenues of $46.4 million, which included the results of Corsair Communications, Inc., which was acquired by the Company in February of 2001.

"During the third quarter, overall market conditions deteriorated more significantly than we had anticipated," said Pamela D.A. Reeve, Lightbridge's chief executive officer. "Software revenues are substantially lower than we had expected due to reduced deal flow and delayed purchasing by customers. Additionally, our non-strategic hardware business has continued to decline, but at a greater rate than expected this quarter. We are pleased, however, that our transaction segment was consistent with our expectations and the consulting and services segment should be on target."

Historically, Lightbridge has reported four revenue categories with its quarterly financial results. For the third quarter of 2001, the Company expects revenue from the transaction business to be in the range of $26.0 million to $26.3 million, the software segment to be in the range of $2.6 million to $2.8 million, the consulting and services segment to be $9.8 million to $10.0 million and the hardware business to be approximately $.4 million.


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LIGHTBRIDGE THIRD QUARTER 2001 ESTIMATES / 2

 "While margins overall in the third quarter were affected by the lower contribution of high-margin software sales, they remained relatively strong," Reeve said. "Operating costs were in line with our plan as we continued to tightly control our expenses. Since the quarter just closed, we will be providing further details about our third quarter performance and any outlook for the fourth quarter during our regularly scheduled call on October 25th."

"These are difficult times, but we believe the long-term outlook is for continued growth in the wireless industry and that Lightbridge is solidly positioned to participate in that growth. We believe that our technology and support services are valuable resources to help wireless carriers acquire new subscribers, manage risk, bill for services and retain customers. As new wireless services continue to evolve, we plan to leverage our existing technology assets to support new applications within the mobile business space."

FORWARD-LOOKING STATEMENTS
The expectations included in this news release are based on a preliminary analysis of the Company's operating and financial performance and therefore should be considered provisional in nature. Statements that are not historical facts contained in this release including, without limitation, those set forth above are forward-looking statements that involve risks and uncertainties. Such statements include, but are not limited to, statements about the future financial and operating performance of the Company, the markets in which the Company does business and the Company's plans, observations, objectives, expectations, intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of the Company, and are subject to significant risks and uncertainties.

Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, (i) dependence on a limited number of clients, (ii) continuing rapid change in the telecommunications industry and other markets in which the Company does business that may affect both the Company and its clients, (iii) uncertainties associated with the Company's ability to develop new products, services and technologies,
(iv) market acceptance of the Company's new products and services and continuing demand for the Company's products and services by telecommunications companies,
(v) the impact of competitive products, services and pricing on both the Company and its clients, (vi) current and future economic conditions including, without limitation, decreases or delays in capital spending by carriers and in new subscriber growth and global economic recession, (vii) integration, employee retention, recognition of cost and other benefits and revenue synergies, and other risks associated with acquisitions including the merger with


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LIGHTBRIDGE THIRD QUARTER 2001 ESTIMATES / 3

Corsair Communications, Inc., (viii) the Company's ability to execute on its plans or strategies, (ix) economic and political instability in the domestic and international markets including, without limitation, the impact of terrorist threats and hostilities and the declaration of war or similar actions, (x) uncertainties associated with the Company's ability to expand into new markets, and (xi) the factors disclosed in the Company's filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.


ABOUT LIGHTBRIDGE
Lightbridge is a global provider of mobile business solutions, offering communications providers products and services that increase revenue, productivity and customer loyalty. Building on its 12 year heritage in the wireless telecommunications arena, Lightbridge integrates a reliable infrastructure for the mobile business economy that supports the complete customer lifecycle, including customer acquisition, risk management, prepay and replenishment, customer relationship management and retention. For more information visit http://www.lightbridge.com or call 800-LIGHTBR.

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Lightbridge and the Lightbridge logo are registered trademarks of Lightbridge,
Inc.